Exhibit 99.2

NEWS FROM SEI

Contact:	Larry Wexler	Murray A. Louis, V.P.
Voice:	610.676.1440	610.676.1932
E-Mail:	lwexler@seic.com	mlouis@seic.com
Pages:	1

For Immediate Release

SEI Investments Announces Increase in

Stock Repurchase Program

Oaks, PA – January 30, 2006 – SEI Investments Company (NASDAQ:SEIC) announced today that its Board of Directors has approved an increase in its stock repurchase program by an additional $50 million.

During the calendar year 2005, the Company repurchased approximately 4.44 million shares at a cost of $164.1 million.

About SEI

SEI (NASDAQ:SEIC) is a leading global provider of asset management services and investment technology solutions. The company’s innovative solutions help corporations, financial institutions, financial advisors, and affluent families create and manage wealth. As of the period ending September 30, 2005, through our subsidiaries and partnerships in which we have a significant interest, SEI administers $321.7 billion in mutual fund and pooled assets, manages $138.5 billion in assets, and operates 22 offices in 12 countries. For more information, visit www.seic.com.